Exhibit 99.1
Media Inquiries:      (312) 606-4356
Investor Relations:  (312) 606-4125
USG CORPORATION REPORTS RECORD THIRD QUARTER
NET SALES OF $1.5 BILLION; NET EARNINGS TOTAL $153 MILLION
     Third Quarter 2006 vs. Third Quarter 2005
•	Net sales rose $134 million, or 10 percent

•	Record third quarter net sales in all business segments

•	Operating profit increased 22 percent, setting third quarter record
     CHICAGO, October 24, 2006 — USG Corporation (NYSE:USG), a leading building products company, today reported third quarter 2006 net sales of $1.5 billion, a record for any third quarter in USG’s history, and net earnings of $153 million. Net sales and net earnings for the same period a year ago were $1.3 billion and $158 million, respectively.
     “Our businesses performed well in a market environment that has been impacted by a steep drop in new housing starts,” said USG Corporation Chairman and CEO William C. Foote. “Demand for our Sheetrock® brand gypsum wallboard products moderated during the quarter, compared to the record-setting shipment levels over the last few quarters. This moderation in demand also caused wallboard market prices to start declining. Despite the rapidly changing market conditions, all three of our core businesses achieved higher net sales compared to last year’s third quarter, and consolidated operating profit was the highest ever recorded for a third quarter.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/2
     “The pullback in new housing that has taken place since mid-year has been relatively sharp,” Foote remarked. “Signals regarding the future direction of the housing market are mixed. The rise in housing starts for the month of September and the recent, modest declines in both mortgage rates and inventories of unsold new homes are encouraging signs, yet home builder confidence has been near 15-year lows. We have already begun adapting to the new market conditions by adjusting our operations to shift production to our most efficient facilities and curtailing higher-cost operations. Looking forward, we are confident about our ability to navigate these new business conditions and we remain enthusiastic about opportunities to grow our businesses and build upon our leadership positions.”
     Third quarter 2006 net earnings of $153 million reflect the impact of a pre-tax charge and the reversal of an asbestos reserve, while third quarter 2005 net earnings benefited from the resolution of certain federal tax contingencies. Specifically, third quarter 2006 net earnings were reduced by a pretax charge of $8 million ($5 million after-tax) for post-petition interest and fees related to pre-petition obligations. Results in the third quarter increased by $17 million pretax ($10 million after-tax) due to the reversal of a reserve for asbestos-related claims. This reversal is based on the corporation’s recently updated evaluation of its asbestos property damage claims and related settlements. Third quarter 2005 net income was increased by $25 million related to the favorable resolution of certain federal tax contingencies in that period.
     Diluted earnings per share for the third quarter of 2006 were $1.71 based on 89.9 million average diluted shares outstanding. The previously mentioned reversal of a reserve for asbestos-related claims amounted to an $0.11 per diluted share benefit for the third quarter. Third quarter results also included a charge of $0.06 per diluted share for post-petition interest and fees related to pre-petition obligations. Diluted earnings per share for the third quarter of 2005 were $2.77 based on
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/3
56.9 million average diluted shares outstanding. Average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share” and reflect the effect of the rights offering that concluded on July 27, 2006.
     Net sales for the first nine months of 2006 were a record $4.5 billion versus net sales of $3.8 billion for the same period in 2005. Net earnings for the first nine months of 2006 were $188 million, or $3.03 per diluted share, compared with $345 million, or $6.12 per diluted share for that period last year. Nine months 2006 net earnings included a previously mentioned pretax charge of $528 million ($326 million after-tax, or $5.24 per diluted share) for post-petition interest and fees related to pre-petition obligations. Through the first nine months of 2006, a total of $44 million of the reserve for asbestos-related claims was reversed. The after-tax income from this amount was $27 million, or $0.43 per diluted share, for the nine-month period.
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded net sales of $909 million in the third quarter of 2006, an increase of $67 million, or 8 percent, over the same period a year ago. Operating profit rose 22 percent to $219 million in the third quarter, compared with $179 million in last year’s third quarter.
     United States Gypsum Company realized third quarter 2006 net sales of $801 million and operating profit of $192 million. These results compare favorably with strong third quarter 2005 net sales and operating profit of $755 million and $153 million, respectively. The increased profitability reflects higher selling prices of Sheetrock brand gypsum wallboard. U.S. Gypsum also realized higher selling prices for Sheetrock brand joint treatment products, Durock® brand cement board products and Fiberock®brand gypsum fiber panels. Third quarter 2006 operating profit for U.S.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/4
Gypsum included the previously mentioned favorable effects of a $17 million pretax reversal of a reserve for asbestos-related claims. These results were partially offset by higher energy and raw material costs and lower shipments of Sheetrock brand gypsum wallboard.
     U.S. Gypsum’s nationwide average realized price for Sheetrock brand gypsum wallboard was $188.37 per thousand square feet during the third quarter, an increase of 27 percent compared with the third quarter last year and an increase of 3 percent compared with the second quarter this year. However, after achieving all-time record levels of pricing early in the quarter, prices began to decline and averaged about $185 per thousand square feet in September.
     U.S. Gypsum shipped 2.6 billion square feet of wallboard during the third quarter of 2006, compared with 2.9 billion square feet shipped in the third quarter last year and 3.0 billion square feet shipped in the second quarter this year. As demand softened during the quarter, the company reduced operating rates at its wallboard plants. Capacity utilization averaged 90 percent for the quarter, down from almost 100 percent in the second quarter. For both nine-month periods, shipments totaled 8.5 billion square feet.
     The gypsum business of Canada-based CGC Inc. reported third quarter 2006 net sales of $85 million, which was $4 million higher than last year’s third quarter. Operating profit was $13 million, compared with $12 million in the third quarter of 2005. Improvements in Sheetrock brand gypsum wallboard pricing, as well as the favorable effects of currency translation, were partially offset by higher manufacturing costs related to energy and raw material prices and by lower gypsum wallboard shipments.
Worldwide Ceilings
     USG’s Worldwide Ceilings business recorded net sales of $191 million and operating profit of $18 million in the third quarter. This compared with net sales and operating profit of $181 million and $18 million, respectively, in the third quarter of 2005.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/5
     USG Interiors, Inc., USG’s domestic ceilings business, reported third quarter 2006 net sales and operating profit of $124 million and $11 million, respectively. These results compared with net sales of $124 million and operating profit of $13 million in the third quarter of 2005. The decline in operating profit primarily reflected higher manufacturing costs for raw materials and energy.
     USG International reported net sales and operating profit of $64 million and $5 million, respectively, in the third quarter of 2006. This compared with net sales of $56 million and operating profit of $3 million for the same period a year ago. The improvement primarily reflected greater demand for USG ceiling grid in Europe and higher exports to Latin America.
     The ceilings division of CGC Inc. reported net sales of $14 million and operating profit of $2 million in the third quarter of 2006. Net sales and operating profit for the same period a year ago were $13 million and $2 million, respectively. Improved pricing for ceiling tile, lower manufacturing costs for ceiling grid and the favorable effects of currency translation were offset by lower selling prices for ceiling grid.
Building Products Distribution
     Third quarter 2006 net sales and operating profit for L&W Supply Corporation, USG’s building products distribution business, were the highest for any third quarter in its history. Net sales of $642 million represented an 18 percent increase versus the third quarter of 2005, while operating profit rose 29 percent to $53 million.
     The improved results reflect increased sales of gypsum wallboard and complementary building products such as drywall metal, roofing, insulation, ceiling products and joint compound, as well as the effect of new locations acquired by L&W in the past year. Higher selling prices for gypsum wallboard, which increased 29 percent versus the third quarter of 2005, also contributed to
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/6
the strong performance. Sales of other products were up 11 percent compared with last year’s third quarter. These favorable results were partially offset by lower shipments of gypsum wallboard, which declined by about 3 percent compared with last year’s third quarter.
     On a same-location basis, net sales for the third quarter and first nine months of 2006 increased 15 percent and 21 percent from the respective 2005 periods.
Business Outlook
     The outlook for the corporation’s markets for the balance of 2006 is mixed. Declines in new residential construction caused by fewer new orders at major home builders and excess inventories of unsold homes have resulted in reduced demand for gypsum wallboard. The lower level of demand for wallboard is likely to continue during the balance of 2006 and into 2007. When combined with expected lower industry capacity utilization rates, lower realized prices for wallboard are anticipated. The fundamentals for repair and remodeling activity and nonresidential building remain good, and modest growth is expected in these markets for the remainder of the year.
     In this environment, the corporation remains focused on balancing production levels with market demand and maintaining high levels of quality, service, safety and operational efficiency.
Other Consolidated Information
     Third quarter 2006 selling and administrative expenses totaled $103 million, an increase of $15 million versus the third quarter of 2005. The increase primarily reflects increased levels of compensation and benefits and expenses in connection with growth initiatives. Selling and administrative expenses totaled $305 million for the first nine months of 2006, compared with $264 million for the same period a year ago. Selling and administrative expenses were 7.0 percent and 6.8 percent of net sales in the third quarter and first nine months of 2006, respectively. This compares with 6.5 percent and 6.9 percent of net sales in the third quarter and first nine months of 2005, respectively.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/7
     USG reported Chapter 11 reorganization expenses of $2 million in the third quarter of 2006 and 2005. For the third quarter of 2006, this consisted of $2 million of legal and financial advisory fees. In the same period a year ago, USG incurred $11 million in legal and financial advisory fees, partially offset by $9 million in bankruptcy-related interest income. Under AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” interest income on USG’s bankruptcy-related cash was offset against Chapter 11 reorganization expenses.
     Interest expense for the third quarter and first nine months of 2006 was $16 million and $539 million, respectively. These amounts included charges for post-petition interest and fees related to pre-petition obligations as previously discussed. For the third quarter of 2006, these post-petition interest and fees were $8 million ($5 million after-tax). For the first nine months of 2006, these post-petition interest and fees totaled $528 million ($326 million after-tax). Interest expense, other than that related to post-petition interest and fees, was $1 million and $4 million in the third quarter and first nine months of 2005, respectively.
     As of September 30, 2006, USG had $1.46 billion of cash, cash equivalents and restricted cash on a consolidated basis. This compares with cash, cash equivalents, restricted cash and marketable securities of $663 million as of June 30, 2006, and $1.58 billion as of December 31, 2005. This increase in cash during the quarter primarily reflects $1.7 billion in net proceeds from the rights offering, a portion of which, along with cash from operations, was used to make payments of principal and interest to unsecured creditors in connection with the implementation of the corporation’s Plan of Reorganization. Capital expenditures for the third quarter and first nine months of 2006 were $87 million and $237 million, respectively. Expenditures for the same periods last year were $49 million and $125 million, respectively.
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USG CORPORATION REPORTS THIRD QUARTER RESULTS/8
     USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, the company serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and accordingly may affect the corporation’s sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including economic conditions such as the levels of new home and other construction activity, employment levels, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material, energy and employee costs; loss of one or more major customers; capacity constraints; capital markets conditions; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. The corporation assumes no obligation to update any forward-looking information contained in this release.
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USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2006	2005	2006	2005

Net sales	$1,478	$1,344	$4,516	$3,804
Cost of products sold	1,132	1,043	3,413	3,022

Gross profit	346	301	1,103	782
Selling and administrative expenses	103	88	305	264
Reversal of asbestos claims reserve	(17)	—	(44)	—
Chapter 11 reorganization expenses	2	2	10	2

Operating profit	258	211	832	516
Interest expense	16	1	539	4
Interest income	(16)	(3)	(23)	(7)
Other (income) expense, net	(2)	—	(2)	1

Earnings before income taxes	260	213	318	518
Income taxes	107	55	130	173

Net earnings	153	158	188	345

Earnings per common share:
Basic	1.71	2.77	3.03	6.15
Diluted	1.71	2.77	3.03	6.12

Average common shares*	89,849,117	56,803,000	62,120,058	56,147,438
Average diluted common shares*	89,907,436	56,941,922	62,227,119	56,368,936

Other Information:
Depreciation, depletion and amortization	35	32	101	92
Capital expenditures	87	49	237	125

*	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share” and reflect the effect of the rights offering that concluded on July 27, 2006.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2006	2005	2006	2005
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$801	$755	$2,513	$2,129
CGC Inc. (gypsum)	85	81	262	238
Other subsidiaries*	72	62	200	157
Eliminations	(49)	(56)	(158)	(153)

Total	909	842	2,817	2,371

Worldwide Ceilings:
USG Interiors, Inc.	124	124	388	365
USG International	64	56	177	159
CGC Inc. (ceilings)	14	13	44	40
Eliminations	(11)	(12)	(33)	(35)

Total	191	181	576	529

Building Products Distribution:
L&W Supply Corporation	642	544	1,926	1,506

Eliminations	(264)	(223)	(803)	(602)

Total USG Corporation	1,478	1,344	4,516	3,804

Operating Profit:

North American Gypsum:
U.S. Gypsum Company	192	153	623	371
CGC Inc. (gypsum)	13	12	39	38
Other subsidiaries*	14	14	35	25

Total	219	179	697	434

Worldwide Ceilings:
USG Interiors, Inc.	11	13	42	32
USG International	5	3	13	8
CGC Inc. (ceilings)	2	2	9	7

Total	18	18	64	47

Building Products Distribution:
L&W Supply Corporation	53	41	164	106

Corporate	(29)	(23)	(81)	(68)
Chapter 11 reorganization expenses	(2)	(2)	(10)	(2)
Eliminations	(1)	(2)	(2)	(1)

Total USG Corporation	258	211	832	516

*	Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$1,453	$936
Short-term marketable securities	—	234
Restricted cash	5	78
Receivables (net of reserves — $16 and $14)	548	453
Inventories	357	315
Income taxes receivable	270	6
Deferred income taxes	1,244	2
Other current assets	78	155

Total current assets	3,955	2,179

Long-term marketable securities	—	329
Property, plant and equipment (net of accumulated depreciation and depletion — $1,082 and $982)	2,093	1,946
Deferred income taxes	—	1,423
Goodwill	105	64
Other assets	210	201

Total Assets	6,363	6,142

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	318	281
Accrued expenses	475	275
Note payable to Section 524(g) asbestos trust	10	—
Contingent notes payable to Section 524(g) asbestos trust	3,050	—
Deferred income taxes	—	6
Income taxes payable	54	38

Total current liabilities	3,907	600

Long-term debt	239	—
Deferred income taxes	153	28
Other liabilities	513	476
Liabilities subject to compromise	—	5,340

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock	—	—
Common stock	9	5
Treasury stock	(208)	(219)
Capital received in excess of par value	2,166	435
Accumulated other comprehensive (loss) income	(9)	72
Retained earnings (deficit)	(407)	(595)

Total stockholders’ equity (deficit)	1,551	(302)

Total Liabilities and Stockholders’ Equity (Deficit)	6,363	6,142